EXHIBIT 99.1

First Colombia Gold Corp.
Alcalá Centro de Negocios
Cra 43 B # 14-51 Office 705
Medellin, Colombia

September 30, 2011

Gentlemen:

This letter outlines the basic terms of the proposed acquisition (the “Transaction”) by First Colombia Gold Corp., a Nevada corporation (the “FCGD”), or an affiliate of the FCGD, of all of the rights, responsibilities and obligations of Boulder Hill Mines, Inc., an Idaho Corporation (the “Boulder Hill”), under that certain state mineral lease and agreement between Boulder Hill and James Ebisch and Ryan Reich, dated July 15, 2008 (the “Agreement”).

The terms of the Transaction would be substantially as follows:

1.
Form of Transaction.  The Transaction would be accomplished through an assignment by Boulder Hill to FCGD of all of Boulder Hill’s rights, responsibilities and obligations under the Agreement, which include the mining and mineral rights to a certain property located in the State of Montana referred to herein as the “Boulder Hill Project”.

2.	Transaction Price. The transaction price is USD $230,000 and the form of consideration shall be in either cash, stock or a combination thereof.

3.
Investigation.  Boulder Hill shall grant, to FCGD and its agents, access to any and all information on concerning the Agreement and the Boulder Hill Project. FCGD will be entitled, at its own expense, to have access to the Boulder Hill Project that is the subject of the Agreement to which Boulder Hill is a party, and to communicate with vendors, customers, and other persons having business dealings with Boulder Hill or any of its subsidiary entities.  The execution of the definitive Assignment Agreement described below is subject to a complete due diligence review of the Agreement and the Boulder Hill Project.

4.	Purchase Agreement.

(a)
The parties will negotiate and prepare an Assignment Agreement containing representations, warranties, agreements, conditions and indemnities normally associated with transactions similar to the Transaction, including:

(i)	Approvals. A condition to the obligations of all parties that all applicable filings, consents and expirations of waiting periods required by law or contracts shall have been obtained.

(ii)	Board and Shareholder Approval. If required, all necessary Board of Director and Shareholder approvals shall have been obtained by the FCGD and Boulder Hill.

(b)
FCGD will cause its counsel to promptly prepare the first draft of the definitive Assignment Agreement.  It is anticipated that the Closing of the transactions under the terms of the definitive Assignment Agreement would be held on approximately October 31, 2011

5.
Other Discussions.  In consideration of the substantial expenditures of time, effort and expense to be undertaken by the FCGD in connection with the various investigations referenced in Paragraph 3 of this Letter of Intent, Boulder Hill undertakes and agrees that: (a) Boulder Hill will not enter into or conduct discussions with other prospective assignees to the Agreement between the date of this Letter of Intent and  October 30 , 2011 and (b) Boulder Hill will conduct the maintenance of the mineral interest in the ordinary course.

6.
Letter of Intent.  This letter is intended to be, and will be construed only as, a Letter of Intent and is not and will not be a binding agreement and the respective rights and obligations of FCGD and Boulder Hill remain to be defined in the definitive Assignment Agreement, into which this Letter of Intent and all prior discussions will merge; provided that: (a) the obligations of Boulder Hill under Paragraphs 3, 5, 7 and 9 of this Letter of Intent will be binding upon Boulder Hill when this Letter of Intent is executed by Boulder Hill and delivered to FCGD; and (b) the obligations of FCGD under Paragraphs 7 and 9 of this Letter of Intent will be binding upon FCGD when this Letter of Intent is executed by Boulder Hill and delivered to FCGD.

7.
Publicity.  The parties each agree that they will not make public statements regarding the transactions contemplated by this Letter of Intent without first consulting the other parties hereto in order that any such public statement is jointly issued by the parties, except to the extent required by law or any securities exchange.

8.	Termination.

(a)
The offer represented by this Letter of Intent will remain open until 5:00 P.M., Central Time, on October 7, 2011 and unless FCGD has received this Letter of Intent executed by Boulder Hill by such time, the offer represented by this Letter of Intent will be null and void.

(b)
If this Letter of Intent is executed by Boulder Hill and returned to FCGD, this Letter of Intent will terminate unless the definitive Assignment Agreement is executed by FCGD and Boulder Hill on or before  October 31 , 2011.

(c)	If no definitive Assignment Agreement is signed by October 31, 2011, FCGD agrees to issue 50,000 shares of restricted stock to Boulder Hill by November 15, 2011.

9.
Fees and Expenses.  Whether or not the Transaction contemplated by this Letter of Intent is consummated, the parties shall each pay all fees and expenses incurred by them, including the fees of their respective counsel, brokers, attorneys, accountants, investment bankers and other experts incident to the negotiation and preparation of this Letter of Intent and the consummation of the Transaction as contemplated by this Letter of Intent.

10.	Counterparts. This Letter of Intent may be executed in several counterparts, each of which will be deemed an original, but such counterparts will together constitute one agreement.

If the foregoing correctly sets forth your intent, kindly signify by executing and returning the enclosed copy of this letter.  I look forward to your prompt response.

Sincerely,

FIRST COLOMBIA GOLD CORP.

By:  /s/ Tony Langford
            Tony Langford
Its:       Chief Financial Officer

The foregoing letter correctly sets forth our intent.

Dated:  September 30, 2011

BOULDER HILL MINES, INC.

By:  /s/  Quinn Bastian
              Quinn Bastian
Its:         Chief Financial Officer